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                                                                   EXHIBIT 10.35

December 22, 1995

Mr. Selig Zises
President
Associated Ventures Management Inc.
477 Madison Avenue
New York, NY 10022

Dear Sig:

This letter sets forth the terms and conditions of the engagement by NTN Communications, Inc. ("NTN") of Associated Ventures Management Inc., a Delaware S-Corporation ("Consultant") pursuant to which Consultant will consult with and assist NTN with respect to certain financial matters and NTN will provide certain considerations to Consultant, all as more particularly set forth below.

Services Provided By Consultant
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During the Term of Engagement (as hereinafter defined), Consultant agrees to consult with and advise NTN and use its best efforts to provide management consulting services related to the operations of LearnStar, Inc. (LearnStar). Specifically, Consultant's service will include assistance with the following:

 . Development of annual operating plan and budget.

 . Development of executive compensation and incentive package.

 . Development of capital expenditure budget.

 . Development of monthly management reports and meetings to analyze the following:
    Actual financial results vs. Plan and variance analysis
    Monthly reforecast based on actual operating experience
    Strategic initiatives
    Competition
    Sales and Marketing activities and results
    Tracking and reporting on other key business drivers and issues, as needed

Secondly, during the Term of Engagement, Consultant agrees to consult with and advise NTN and use its best efforts in attempting to arrange financing for LearnStar. Such financing may take the form of any one or more of equity placements, debt placements, or other appropriate financial transactions which result in LearnStar receiving funds to be used in connection with its business activities on a basis that is acceptable to LearnStar. Consultant will advise NTN regarding selection of, as well as arrangements with, investment bankers, broker-dealers, other financial institutions or other investors through which such types of financing might be obtained for LearnStar, and will also use reasonable efforts to attempt to locate investors to provide such types of financing on terms acceptable to LearnStar, provided, however, that NTN understands that any recommendations Consultant may make concerning financing matters shall not be construed as an assurance that, if such recommendations are implemented by LearnStar, such recommendations will prove to be successful.

Mr. Selig Zises
December 22, 1995
Page 2


Thirdly, during the Term of Engagement, Consultant agrees to consult with and advise NTN and use its best efforts in attempting to obtain a strategic partner that will invest in and assist with the growth and success of LearnStar. Consultant will advise NTN regarding selection of, as well as arrangements with potential partners or investors, and will also use reasonable efforts to attempt to locate strategic on terms acceptable to LearnStar, provided, however, that NTN understands that any recommendations Consultant may make concerning such matters shall not be construed as an assurance that, if such recommendations are implemented by LearnStar, such recommendations will prove to be successful.

Further, as a 45% investor in LearnStar, Consultant will provide two representatives to sit on the LearnStar Board of Directors. The Board of Directors will meet quarterly and will be responsible for approving the following:

 . Annual operating plan and budget
 . Executive compensation and incentive plans
 . Capital expenditures, liabilities or contracts in excess of $25,000
 . Unanimous approval for issuance of stock or debt, pledging of assets, mergers, acquisitions, reorganizations, dividends, stock splits, or items of a similar nature.

NTN shall pay Consultant a monthly consulting fee of $5,000 payable on the first day of each month. NTN shall also reimburse Consultant for the reasonable out-of-pocket expenses incurred by it with NTN's prior approval in the course of providing such services. As further consideration for services, Consultant or its designees, will receive warrants to purchase 300,000 shares of NTN at a price per share of $4.44, the closing market price of NTN shares on December 22, 1 995

Term of Engagement
- ------------------

The words "Term of Engagement mean the period commencing on January 1, 1996 and ending on January 31, 1997 provided that 1he Term of Engagement shall continue thereafter as long as NTN desires services of Consultant and Consultant is willing and capable of providing such services in a professional manner. After January 31, 1997, either Consultant or NTN may give written notice to the other of its election to terminate this letter agreement, in which case the Term of Engagement shall terminate immediately upon notice being given.

Indemnification
- ---------------

NTN agrees to defend, indemnify and hold harmless Consultant and each of the officers, directors and shareholders of Consultant (collectively, Indemnities"), against any claim, suit, action, judgment, damages or other liability imposed upon or incurred by any of them where any of the foregoing arise, directly or indirectly, from or in connection with any of Consultant's activities hereunder. The foregoing shall not be construed to require NTN to defend, hold harmless or indemnify any Indemnitee in respect of any matters arising from the gross negligence or willful misconduct of that Indemnitee.

Miscellaneous
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This letter agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and may not be amended except by written consent of the other party. This letter agreement shall be governed by and construed in accordance with the laws of the state of New York applicable for contracts under, and to be performed therein, without giving effect to the principles of conflicts of interest.
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Mr. Selig Zises
December 22, 1995
Page 3


Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed duly given to NTN when delivered in person to an officer of NTN or to Consultant when delivered in person to an officer of the Consultant, or on the third business day after being mailed by registered or certified mail, return receipt requested, postage prepaid or on the date transmitted by facsimile transmission at the addresses set forth above (or to such other address as shall have furnished by like notice).

Please execute a counterpart of this letter in the designated space below, and return the same to the undersigned, at which time it shall become a binding agreement between us. We look forward to a mutually beneficial relationship.

                                   Sincerely,

                                   NTN COMMUNICATIONS, INC.

                                   By:
                                      -------------------------
                                       Patrick J. Downs,
                                       Chairman and
                                       Chief Executive Officer

ACCEPTED AND AGREED:

ASSOCIATED VENTURES MANAGEMENT INC.

By:
   -----------------------
        Selig Zises
        President